To: Editor                                              From: Investor Relations
                                                        (314) 812-0590

                  Agribrands Announces Fourth Quarter Earnings
                  --------------------------------------------

St. Louis, Missouri, October 26, 2000 ... Agribrands International, Inc. today announced fourth quarter net earnings of $10.7 million compared to $11.6 million for the prior year. Diluted earnings per share for the quarter were $1.06 compared to $1.08 for the prior year. For the year ended August 31, 2000, the Company reported net earnings of $45.0 million compared to $44.0 million for the prior year. Diluted earnings per share were $4.33 in 2000 compared to $4.11 in 1999.

Consolidated net sales decreased $3.7 million or 1.2% in the fourth quarter and $68.4 million or 5.4% in the twelve months ended August 31, 2000 as compared to the same periods last year. Consolidated feed sales volume declined 33,000 metric tons or 2.7% in the fourth quarter and 116,200 tons or 2.3% for the full year as higher volume from the Asia segment partly offset declines experienced in Europe and the Americas. Feed volume in Europe decreased 46,400 tons or 13.1% in the fourth quarter and 142,200 tons or 9.5% in the current year. A significant portion of the decline was caused by reduced demand in Spain for commercial feed due to favorable grazing conditions versus the same periods in the prior year. Feed volume in Asia increased 22,200 tons or 6.5% in the fourth quarter and 91,500 tons or 7.1% in the current year as a result of successful new product and marketing initiatives. Sales efforts were enhanced by higher prices for live hogs which improved demand for hog feeds, the segment's largest product line.

Consolidated operating profit for the current quarter was $14.0 million compared to $13.7 million for the same quarter last year. Operating profit for last year's fourth quarter included $2.0 million of charges related to the relocation and centralization of key employees in Europe. Excluding unusual items, consolidated operating profit for the current quarter decreased $1.7 million primarily due to a combination of lower volume, lower margins and higher operating expenses in the Americas segment. Fourth quarter sales of the segment's profitable aqua feeds were down 14% as many customers accelerated harvesting of shrimp in response to favorable market prices for smaller shrimp and concerns over increased incidence of shrimp disease. Fourth quarter operating profit in the Americas segment was also negatively impacted by higher marketing and sales expenses in Brazil and higher labor expenses in Mexico.

For the year ended August 31, 2000, consolidated operating profit declined $5.3 million to $62.1 million primarily as a result of both lower volume and lower margins in the Americas and Europe. While operating profits declined in the Americas and Europe segments, operating performance improved significantly in the Asia segment, reflecting the increase in sales volume.

Commenting on operating results, Bill Armstrong, Chief Operating Officer, stated, "Our business will remain subject to short-term variability due to the potential impact of conditions in the various local markets in which we compete. Despite favorable conditions in Asia this year, on the whole, cyclical economic and political conditions were less favorable in 2000 than in the prior year. We believe, however, that global market fundamentals will support, and our plans will generate, long-term average growth in earnings consistent with trends over the last several years."

Operating profit excludes provisions for restructuring and gains on sale of property. In fiscal 2000, Agribrands recorded provisions for restructuring which reduced earnings after income taxes by $0.2 million in the fourth quarter and $1.4 million for the year. These restructuring charges represented severance costs in connection with downsizing activities in France and Colombia. In the fourth quarter of fiscal 1999, Agribrands realized a gain on the sale of land in Korea which increased earnings before income taxes by $1.8 million and net earnings by $1.2 million.

Interest expense decreased $0.4 million in the fourth quarter and $5.0 million in the current year as a result of both lower average borrowings and lower interest rates in the markets where the Company had outstanding borrowings.

Income taxes, which include federal, state and foreign taxes, were 31.0% and 26.1% of pre-tax earnings in the quarters ended August 31, 2000 and 1999, respectively. The effective tax rate in the fourth quarter of fiscal 1999 was favorably impacted by a reduction in valuation allowances against tax loss carryforwards in France and Spain and tax credit carryforwards in Mexico.

Income taxes were 32.7% and 37.5% of pre-tax earnings in the years ended August 31, 2000 and 1999, respectively. The lower effective tax rate in 2000 is primarily the result of a reduction in valuation allowances against foreign tax credit carryforwards and other deferred tax assets in the United States. As a result of recently implemented tax planning initiatives, the Company now believes it will generate sufficient foreign source taxable income in the United States to realize a tax benefit for these deferred tax assets.

The Company plans to complete its Form 10-K and file it with the Securities and Exchange Commission by the end of November.

Agribrands is one of the leading international producers and marketers of animal feeds and, through its subsidiaries and joint venture partners, operates 70 manufacturing plants in 17 countries. Its products are marketed outside the United States under the "Purina" and "Chow" trademarks and the "Checkerboard" logo through a network of approximately 4,000 independent dealers, as well as an independent and a direct sales force.

On August 8, 2000, the Company and Ralcorp Holdings, Inc. announced that they had entered into a definitive agreement to combine in a merger-of-equals transaction. The companies have filed a preliminary proxy statement with the Securities and Exchange Commission relating to the transaction. The merger is conditioned, among other things, upon two-thirds approval of Ralcorp and Agribrands shareholders, receipt of a ruling from the Internal Revenue Service that the transaction will not affect the tax-free status of Agribrands' spin-off from Ralston Purina Company in 1998, and customary regulatory approvals. The transaction is expected to close during the first quarter of 2001. Ralcorp Holdings is a leading manufacturer of private label and value-branded consumer food products.

Statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company advises readers to review the various risks and uncertainties which may be detailed from time to time in the Company's publicly filed documents, including its Annual Report on Form 10-K for the period ended August 31, 1999.

                         AGRIBRANDS INTERNATIONAL, INC.
                         SELECTED OPERATING SEGMENT DATA
                              (Dollars in millions)


                                                                                           Corporate and
                                         Americas          Europe             Asia            Tradico         Consolidated
                                     ----------------- ----------------  ---------------- ----------------- -----------------
Quarter Ended August 31, 2000:
Net sales                            $    143.7        $     64.3        $     94.5           $  0.4            $    302.9
Operating profit *                   $      5.4        $      3.3        $      9.8           $ (4.5)           $     14.0

Tons of feed product sold               531,100           308,600           362,200              100             1,202,000
Income over ingredient cost **       $     36.8        $     20.5        $     25.7           $ (0.3)           $     82.7

Quarter Ended August 31, 1999:
Net sales                            $    139.9        $     75.5        $     88.6           $  2.6            $    306.6
Operating profit *                   $     10.1        $      0.9        $      7.1           $ (4.4)           $     13.7

Tons of feed product sold               539,000           355,000           340,000            1,000             1,235,000
Income over ingredient cost **       $     38.8        $     25.5        $     25.0           $ (0.1)           $     89.2

Year Ended August 31, 2000:
Net sales                            $    548.6        $    284.7        $    358.7           $  1.1            $  1,193.1
Operating profit *                   $     23.3        $     13.7        $     40.2           $(15.1)           $     62.1

Tons of feed product sold             2,100,100         1,357,800         1,388,500              400             4,846,800
Income over ingredient cost **       $    138.9        $     92.4        $    103.4           $ (0.1)           $    334.6

Year Ended August 31, 1999:
Net sales                            $    572.5        $    341.8        $    344.6           $  2.6            $  1,261.5
Operating profit *                   $     33.4        $     15.6        $     33.0           $(14.6)           $     67.4

Tons of feed product sold             2,165,000         1,500,000         1,297,000            1,000             4,963,000
Income over ingredient cost **       $    147.3        $    115.0        $     94.5           $ (0.1)           $    356.7


* Operating profit excludes provisions for restructuring and gains on sale of property.

** The commercial animal feed industry generally prices products on the basis of aggregate ingredient cost plus a per-unit margin. As ingredient prices fluctuate, the changes are generally passed on to customers through changes in the Company's product pricing. Income over ingredient cost (which is equal to net sales minus the cost of ingredients), rather than sales dollars, is the key indicator of revenue performance because of the distortions in sales dollars caused by changes in commodity prices.

                         AGRIBRANDS INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                   (Dollars in millions except per share data)

                                                        Quarter Ended                    Twelve Months Ended
                                                         August 31,                           August 31,
                                                -----------------------------       ------------------------------
                                                   2000             1999               2000              1999
                                                ------------     ------------       -----------       ------------
Net Sales                                       $ 302.9          $ 306.6            $ 1,193.1         $ 1,261.5
                                                ------------     ------------       -----------       ------------
Costs and Expenses
    Cost of products sold                         254.6            254.3                996.0           1,050.6
    Selling, general and administrative            34.3             38.6                135.0             143.5
    Interest                                        0.7              1.1                  3.0               8.0
    Provisions for restructuring                    0.2                -                  1.4                 -
    Gain on sale of property                          -             (1.8)                   -              (2.3)
    Other (income)/expense, net                    (2.4)            (1.3)                (9.2)             (8.7)
                                                ------------     ------------       -----------       ------------
                                                  287.4            290.9              1,126.2           1,191.1
                                                ------------     ------------       -----------       ------------

Earnings before Income Taxes                       15.5             15.7                 66.9              70.4
Income Taxes                                        4.8              4.1                 21.9              26.4
                                                ------------     ------------       -----------       ------------
Net Earnings                                    $  10.7          $  11.6            $    45.0         $    44.0
                                                ============     ============       ===========       ============
Earnings Per Share
    Basic                                       $  1.09          $  1.11            $    4.46         $    4.16
                                                ============     ============       ===========       ============
    Diluted                                     $  1.06          $  1.08            $    4.33         $    4.11
                                                ============     ============       ===========       ============


                         AGRIBRANDS INTERNATIONAL, INC.
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                    August 31
                              (Dollars in millions)

                                                                2000               1999
                                                             ----------         ----------
Assets
Current Assets
    Cash and cash equivalents                                $  174.6           $  178.0
    Receivables, less allowance for doubtful accounts            75.4               77.0
    Inventories                                                  96.6               81.3
    Other current assets                                          7.1               11.9
                                                             ----------         ----------
      Total Current Assets                                      353.7              348.2
                                                             ----------         ----------

Investments and Other Assets                                     59.5               51.3
Property, Plant and Equipment - net                             168.4              174.0
                                                             ----------         ----------
        Total                                                $  581.6           $  573.5
                                                             ==========         ==========

Liabilities and Shareholders Equity
Current Liabilities
    Current maturities of long-term debt                     $    0.4           $    2.4
    Notes payable                                                27.8               18.5
    Accounts payable and accrued liabilities                    116.0              125.1
    Income taxes                                                  4.5                8.5
                                                             ----------         ----------
      Total Current Liabilities                                 148.7              154.5
                                                             ----------         ----------
Long-Term Debt                                                   10.7               11.5
Deferred Income Taxes                                             9.4               11.0
Other Liabilities                                                19.3               23.2

Shareholders Equity
    Common stock, $.01 par value, authorized
      50,000,000 shares                                           0.1                0.1
    Capital in excess of par value                              419.5              419.5
    Retained earnings                                            95.1               50.1
    Common stock in treasury, at cost                           (33.8)             (10.8)
    Accumulated other comprehensive loss                        (87.4)             (85.6)
                                                             ----------         ----------
      Total Shareholders Equity                                 393.5              373.3
                                                             ----------         ----------
        Total                                                $  581.6           $  573.5
                                                             ==========         ==========